Exhibit 3.1

FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEAP THERAPEUTICS, INC.

(Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware)

Leap Therapeutics, Inc. (f/k/a as Dekkun Corporation and HealthCare Pharmaceuticals, Inc.), a Delaware corporation, hereby certifies as follows:

1.              The name of the corporation is Leap Therapeutics, Inc. (the “Corporation”). The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 3, 2011.

2.              This First Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said Corporation, as amended by that certain Certificate of Amendment to the Certificate of Incorporation, dated as of May 29, 2014, as further amended by that certain Second Certificate of Amendment to the Certificate of Incorporation, dated as of April 17, 2015, and as further amended by that certain Third Certificate of Amendment to the Certificate of Incorporation, dated as of November 16, 2015, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.              Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware

4.              The text of the Certificate of Incorporation, as heretofore amended, is hereby further amended and restated to read in full as follows:

ARTICLE I
Name

The name of the corporation is Leap Therapeutics, Inc. (the “Corporation”).

ARTICLE II
Purpose

The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III
Capital Stock

Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000, consisting of 42,500,000 shares of preferred stock, par value $.001 per share, and 58,500,000 shares of common stock, par value $.001 per share (the “Common Stock”).  Of such 42,500,000 shares of preferred stock that the Corporation shall have authority to issue, 9,000,000 shares are designated as Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Stock”), 21,500,000 shares are designated as Series B Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series B Stock”) and 12,000,000 shares are designated as Series C Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series C Stock”).  The Series A Stock, the Series B Stock and the Series C Stock shall be referred to herein, collectively, as the “Preferred Stock”.

PART A.                                                PREFERRED STOCK

1.                                      In General. The powers, terms, conditions, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Preferred Stock shall be as set forth herein.

2.                                      Ranking. The Corporation’s Series C Stock and Series B Stock shall rank, as to dividends and upon Liquidation (as defined in Section A.4(b) hereof), equally with each other and senior and prior to the Corporation’s Series A Stock and Common Stock and to all other classes or series of stock issued by the Corporation, and the Series A Stock shall rank, as to dividends and upon liquidation, equally with each other and the Other Parity Stock (as defined in Section A.8 hereof), junior to the Series C Stock, Series B Stock and the Other Senior Stock (as defined in Section A.8 hereof) and senior and prior to the Corporation’s Common Stock, in each instance, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the voting power of the shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class.

3.                                      Dividend Provisions.

(a)                                 Series A Stock.  Whenever any dividend is declared or paid on any shares of Series A Stock (other than upon conversion of such shares of Series A Stock into Common Stock), the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A Stock then outstanding, so that all outstanding shares of Series A Stock will participate equally with each other ratably per share (calculated as provided in Section A.3(d) hereof), subject to the provisions of Section A.3(b) and Section A.6(c).  Whenever any dividend is declared or paid on the Series B Stock, Series C Stock or any Exchange Stock (other than upon conversion into Common Stock of shares of Series B Stock, Series C Stock or Exchange Stock that are less than all outstanding shares of Series B Stock, Series C Stock or Exchange Stock, as applicable), the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A Stock then outstanding, so that all outstanding shares of Series A Stock, Series B Stock and Series C Stock (and Exchange Stock, if applicable) will participate equally with each other ratably per share (calculated as provided in Section A.3(d) hereof).

(b)                                 Series B Stock. Subject to the provisions set forth above in Section A.3(a), below in this Section A.3(b) and below in Section A.3(c), the holders of shares of Series B Stock shall be entitled to receive, if, when and as declared or paid by the Board of Directors (or upon the occurrence of certain events as further provided below in this Section A.3(b)) on any shares of Series B Stock, out of funds legally available for that purpose, dividends at the rate of 8% of the applicable Original Purchase Price (as defined below) per share per annum, which will accrue on a quarterly basis commencing on the Original Issuance Date (as defined in Section A.8 hereof) applicable to each share of Series B Stock equal in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on the Series C Stock and prior in right to the payment of dividends and other such distributions on any other class of securities of the Corporation.  Dividends hereunder shall be payable, as accrued whether or not declared, (i) on any Liquidation (as defined in Section A.4(b) hereof), (ii) upon any Event of Sale (as defined in Section A.4(e)(vii) hereof), (iii) upon any Redemption Date (as defined in Section A.5(c) hereof), on such shares so redeemed pursuant to Section A.5 hereof, or (iv) upon the conversion of the Series B Stock into Common Stock, on such shares so converted.  Whenever any dividend is declared or paid on any shares of Series B Stock (other than upon conversion of such shares of Series B Stock into Common Stock), the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series B Stock then outstanding, so that all outstanding shares of Series B Stock will participate equally with each other ratably per share (calculated as provided in Section A.3(d) hereof).  Whenever any dividend, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), is declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series B Stock then outstanding so that all outstanding shares of Series B Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section A.3(d) hereof), subject to the provisions of Section A.3(a) above; or (ii) any shares of Series A Stock or Series C Stock (in the case of Series C Stock, declared or paid in addition or incremental to the dividends required to be paid on the Series C Stock pursuant to the provisions of Section A.3(c) below), the Board of Directors shall also declare and pay a dividend on the Series B Stock on the same terms, at the same or equivalent rate (based on the number of shares of Common Stock into which the Series A Stock or Series C Stock, as applicable, is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, as compared with the Series B Stock then outstanding).

(c)                                  Subject to the provisions set forth above in Section A.3(a), above in Section A.3(b) and below in this Section A.3(c), the holders of shares of Series C Stock shall be entitled to receive, if, when and as declared or paid by the Board of Directors (or upon the occurrence of certain events as further provided below in this Section A.3(b)) on any shares of Series C Stock, out of funds legally available for that purpose, dividends at the rate of 8% of the applicable Original Purchase Price per share per annum, which will accrue on a quarterly basis commencing on the Original Issuance Date applicable to each share of Series C Stock equal in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on the Series B Stock and prior in right to the payment of dividends and other such distributions on any other class of securities of the Corporation.  Dividends hereunder shall be payable, as accrued whether or not declared, (i) on any Liquidation, (ii) upon any Event of Sale, (iii) upon any Redemption Date, on such shares so redeemed pursuant to Section A.5 hereof, or (iv) upon the conversion of the Series C Stock into Common Stock, on such shares so converted.  Whenever any dividend is declared or paid on any shares of Series C Stock (other than upon conversion of such shares of Series C Stock into Common Stock), the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series C Stock then outstanding, so that all outstanding shares of Series C Stock will participate equally with each other ratably per share (calculated as provided in Section A.3(d) hereof).  Whenever any dividend, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), is declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series C Stock then outstanding so that all outstanding shares of Series C Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section A.3(d) hereof), subject to the provisions of Section A.3(a) above; or (ii) any shares of Series A Stock or Series B Stock (in the case of Series B Stock, declared or paid in addition or incremental to the dividends required to be paid on the Series B Stock pursuant to the provisions of Section A.3(b) above), the Board of Directors shall also declare and pay a dividend on the Series C Stock on the same terms, at the same or equivalent rate (based on the number of shares of Common Stock into which the Series A Stock or Series B Stock, as applicable, is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, as compared with the Series C Stock then outstanding).

(d)                                 In connection with any dividend declared or paid hereunder, each share of Series A Stock, Series B Stock, Series C Stock and/or Exchange Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded up to the nearest one-tenth of a share.  No fractional shares of capital stock shall be issued as a dividend hereunder.  The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the fair market value thereof on the last Business Day (as defined in Section A.8 hereof) immediately preceding the date for payment of dividends, as determined by the Board of Directors in good faith.

4.                                      Liquidation Rights.

(a)                                 With respect to rights on Liquidation (as defined in Section A.4(b) hereof), the Series C Stock and Series B Stock shall rank equally with each other and senior and prior to the Corporation’s Series A Stock and the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the voting power of the shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class.  The Series A Stock shall rank senior and prior to the Corporation’s Common Stock and to all other junior classes or series of stock issued by the Corporation, pari passu with the Other Parity Stock and junior to the Series C Stock, Series B Stock and the Other Senior Stock.

(b)                                 In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), (i) the holders of shares of Series C Stock (the “Series C Stockholders”), the holders of shares of Series B Stock (the “Series B Stockholders”)

and the holders of Other Senior Stock then outstanding (such holders, the Series C Stockholders and the Series B Stockholders being referred to, collectively, as the “Senior Stockholders”) shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series A Stock then outstanding (the “Series A Stockholders” together with the Series C Stockholders and the Series B Stockholders, the “Preferred Stockholders”), the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series C Stock and Series B Stock and such Other Senior Stock, an amount per share equal to, in the case of the Series C Stock or the Series B Stock, the Original Purchase Price (as defined in Section A.8 hereof) applicable thereto, respectively, plus an amount equal to any accrued but unpaid dividends thereon pursuant to Section A.3(b) or Section A.3(c) hereof, respectively, and, in the case of such Other Senior Stock, an amount per share to which such Other Senior Stock may be entitled upon Liquidation in accordance with the terms of such Other Senior Stock; and (ii) after the distribution to the Senior Stockholders of the full amount to which they are entitled to receive pursuant to this Section A.4(b), the Series A Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, pari passu with the right of holders of any Other Parity Stock to receive any payment upon Liquidation in accordance with the terms of such Other Parity Stock but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A Stock, an amount per share equal to the applicable Original Purchase Price (as defined in Section A.8 hereof), plus an amount equal to any declared but unpaid dividends thereon pursuant to Section A.3(a) hereof.

(c)                                  If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Stockholders and the Series B Stockholders the full amount as to which each of them shall be entitled, then the Series C Stockholders and the Series B Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series C Stock or Series B Stock, respectively, held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d)                                 If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Stockholders the full amount as to which each of them shall be entitled, then after payment of the full amount to the Senior Stockholders, the Series A Stockholders and the holders of any Other Parity Stock shall share ratably in any remaining distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series A Stock and such Other Parity Stock held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(e)                                  In the event of any Liquidation, after payments shall have been made first to the Senior Stockholders, the Series A Stockholders and the holders of any Other Parity Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock as a class, shall be entitled to share ratably with the Series A Stockholders, the holders of Other Parity Stock and the Senior Stockholders (calculated with respect to the Series A Stock, the Other Parity Stock, the Series C Stock, Series B Stock and the Other Senior Stock as provided in the next sentence) in all remaining assets of the Corporation legally available for distribution to its stockholders.  For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Series A Stock, Series B Stock, Series C Stock and Other Senior Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

(f)                                   The following additional terms shall apply to a Liquidation hereunder:

(i)                                     In the event of and simultaneously with the closing of an Event of Sale (as defined in Section A.4(e)(vii) hereof), the Corporation shall (unless waived pursuant to Section A.4(e)(v) or otherwise prevented by law) redeem all of the shares of Series A Stock, Other Parity Stock, Series B Stock, Series C Stock and Other Senior Stock then outstanding for a cash amount per share determined as set forth herein (the “Special Liquidation Price,” said redemption being referred to herein as a “Special Liquidation”).  In the event the Event of Sale involves consideration that does not consist of cash, then the Special Liquidation Price may be paid with such consideration having a value equal to the Special Liquidation Price.  To the extent there is any cash consideration in connection with an Event of Sale, the cash consideration will first be applied to satisfy the Special Liquidation Price prior to the payment thereof to any stockholders of the Corporation.  For all purposes of this Section A.4(e), the Special Liquidation Price shall be equal to that amount per share which would be received by each Senior Stockholder, each Series A Stockholder and each holder of Other Parity Stock if, in connection with an Event of Sale, all the consideration paid in exchange for the assets or the shares of capital stock (as the case may be) of the Corporation were actually paid to and received by the Corporation and the Corporation were immediately thereafter liquidated and its assets distributed pursuant to Sections A.4(a) through (d) hereof.  To the extent that one or more redemptions (as described in Section A.5 hereof) and/or Special Liquidations are occurring concurrently, the Special Liquidation under this Section A.4(e) shall be deemed to occur first.  The date upon which the Special Liquidation shall occur is sometimes referred to herein as the “Special Liquidation Date”.

(ii)                                  At any time on or after the Special Liquidation Date, a Preferred Stockholder shall be entitled to receive the Special Liquidation Price for each such share of Preferred Stock owned by such holder.  Subject to the provisions of Section A.4(e)(iii) hereof, payment of the Special Liquidation Price will be made upon actual delivery to the Corporation or its transfer agent of the certificate representing such shares of Preferred Stock, or an affidavit of loss as to the same.

(iii)                               If on the Special Liquidation Date less than all of the shares of the Series A Stock, Other Parity Stock, Other Senior Stock, Series B Stock or Series C Stock then outstanding may be legally redeemed by the Corporation, the Special Liquidation shall be made first as to the Series C Stock, Series B Stock and Other Senior Stock, pro rata according to the respective amounts which would be payable to them in respect of the shares of Series C Stock, Series B Stock and Other Senior Stock held upon such distribution if all amounts payable on or with respect to such shares were paid in full, until such holders are satisfied in full and then to the holders of the Series A Stock and Other Parity Stock pro rata according to the respective amounts which would be payable to them in respect of the shares of Series A Stock and Other Parity Stock held upon such distribution if all amounts payable on or with respect to such shares were paid in full, until such holders are satisfied in full.

(iv)                              On and after any Special Liquidation Date, all rights in respect of the shares of Preferred Stock to be redeemed shall cease and terminate except the right to receive the applicable Special Liquidation Price as provided herein, and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Preferred Stock have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Special Liquidation Price with respect to any shares of Preferred Stock, the rights of the holder(s) thereof with respect to such shares of Preferred Stock shall continue until the Corporation cures such default.

(v)                                 Anything contained herein to the contrary notwithstanding, the provisions of this Section A.4(e) may be waived by the holders of a majority of the voting power of the shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class, by delivery of written notice of waiver to the Corporation prior to the closing of any Event of Sale, in which event the Corporation shall not redeem any shares of Preferred Stock pursuant to this Section A.4(f).

(vi)                              Any notice required to be given to the holders of shares of Preferred Stock pursuant to Section A.7(g) hereof in connection with an Event of Sale shall include a statement by the Corporation of (A) the Special Liquidation Price which each Preferred Stockholder shall be entitled to receive upon the occurrence of a Special Liquidation under this Section A.4(d) and (B) the extent to which the Corporation will, if at all, be legally prohibited from paying each holder of Preferred Stock the Special Liquidation Price.

(vii)                           For purposes of this Section A.4(f), an “Event of Sale” shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, joint venture, trust or other entity, or the merger or consolidation of any corporation, partnership, joint venture, trust or other entity (collectively, an “Entity”) into or with the Corporation (in which consolidation or merger the stockholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger in complete exchange for their shares of capital stock of the Corporation), or (B) the sale or other disposition in one transaction or a series of related transactions of all or substantially all the assets of the Corporation, unless, (i) upon consummation of such merger or consolidation, the holders of voting securities of the Corporation immediately prior to such transaction or series of related transactions, continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation, partnership, joint venture, trust or other entity or (ii) the merger, consolidation or sale is with an Entity that is engaged primarily in the development of early stage technologies and the current officers, directors or stockholders will continue to have a substantive involvement in the continuing enterprise.

5.                                      Redemption.

(a)                                 At the request of the holder or holders of not less than 66 2/3% of the voting power of shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class (individually, a “Requesting Holder” and, collectively, the “Requesting Holders”) made at any time after the fifth (5th) anniversary of the Series C Applicable Issuance Date, the Corporation shall redeem on the Redemption Date (as such term is defined in Section A.5(c) hereof), unless otherwise legally prohibited, at a redemption price per share equal to the Original Purchase Price of the Series C Stock or Series B Stock, as applicable, plus an amount equal to any accrued but unpaid dividends thereon, up to twenty-five percent (25%) of the Series C Stock or Series B Stock, as applicable, owned of record by the Requesting Holders at the time that such request is made, and in each subsequent year thereafter (upon the anniversary of the Redemption Date) up to twenty-five percent (25%) of the shares of Series C Stock or Series B Stock, as applicable, that were owned of record by the Requesting Holders on the Redemption Date plus up to that number of shares of Series C Stock or Series B Stock, as applicable, that the Requesting Holders could have required the Corporation to have redeemed in the year or years following the Redemption Date pursuant to this Section A.5(a), but elected not to have redeemed.  Each Requesting Holder who desires to have any of the Series C Stock or Series B Stock, as applicable, owned of record by such Requesting Holder redeemed shall specify in a written notice to the Corporation the number of shares which the Requesting Holder elects to redeem (a “Redemption Notice”), in accordance with Section A.5(c) hereof.  The total sum payable per share of Series C Stock or the Series B Stock on the Redemption Date or on the subsequent anniversaries of the Redemption Date, as the case may be, is hereinafter referred to in each case as the “Redemption Price,” and the payment to be made on the Redemption Date is hereinafter referred to as the “Redemption Payment.”

(b)                                 On and after each Redemption Date, all rights of each Requesting Holder with respect to those shares of Series C Stock or Series B Stock being redeemed by the Corporation pursuant to Section A.5(a) on such Redemption Date, except the right to receive the Redemption Price per share of such Series C Stock or Series B Stock, as applicable being redeemed as hereinafter provided, shall cease and terminate, and such shares of Series C Stock or Series B Stock, as applicable, shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment with respect to any shares of Series C Stock or Series B Stock subject to redemption, the rights of the Requesting Holder with respect to such shares of Series C Stock or Series B Stock, as applicable, shall continue until the Corporation cures such default, and (B) without limiting any other rights of a Requesting Holder, upon the occurrence of a subsequent Liquidation or Event of Sale, with respect to the shares of Series C Stock or Series B Stock, as applicable, in respect of which no Redemption Payment has been received by a Requesting Holder, such Requesting Holder shall be accorded the rights and benefits set forth in Section A.4 hereof in respect of such remaining shares, as if no prior redemption request had been made.

(c)                                  Each Requesting Holder shall send its Redemption Notice pursuant to this Section A.5 by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation at its principal place of business or to any transfer agent of the Corporation.  Within five (5) Business Days after receipt of a Redemption Notice, the Corporation shall notify in writing all other Series C Stockholders and Series B Stockholders of the request by a Requesting Holder for the redemption of Series C Stock or Series B Stock, as applicable (the “Corporation Notice”).  If any other Series C Stockholder or Series B Stockholder desires to have redeemed all or any portion of the Series C Stock or Series B Stock owned of record by such Series C Stockholder or Series B Stockholder, as applicable, each such Series C Stockholder or Series B Stockholder, as applicable, shall send a Redemption Notice to the Corporation postmarked within five (5) Business Days after the receipt of the Corporation Notice, and such Series C Stockholder or Series B Stockholder, as applicable, shall be deemed to be a Requesting Holder.  On the twentieth (20th) Business Day following the date upon which the Corporation received the first Redemption Notice from a Requesting Holder, the Corporation shall pay each Requesting Holder the applicable Redemption Price pursuant to the terms of Section A.5(a), provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Series B Stock to be redeemed.  Such payment date shall be referred to herein as the “Redemption Date.”  Thereafter, if any Series C holder or Series B Stockholder that was not previously a Requesting Holder desires to have redeemed all or any portion of the Series C Stock or Series B Stock owned of record by such Series C Stockholder or Series B Stockholder, as applicable, or any Requesting Holder desires to have redeemed additional shares of Series C Stock or Series B Stock that were not covered by a previous Redemption Notice, each such Series C Stockholder or Series B Stockholder, as applicable, shall send a Redemption Notice to the Corporation postmarked at least twenty (20) Business Days prior to any anniversary of the Redemption Date, and such Series C Stockholder or Series B Stockholder shall thereafter be deemed to be a Requesting Holder.  On each anniversary of the Redemption Date following such timely notice, the Corporation shall pay each such Requesting Holder, together with each original Requesting Holder whose requested shares have not yet been fully redeemed, the applicable Redemption Price for the shares of Series C Stock or Series B Stock, as applicable, requested to be redeemed, subject to the twenty-five percent (25%) limitation set forth in Section A.5(a) hereof and pursuant to any other applicable terms set forth in Sections A.5(a) and A.5(c) hereof.  If, on the Redemption Date, less than all the shares of Series C Stock or Series B Stock requested to be redeemed may be legally redeemed by the Corporation, the redemption of such Series C Stock or Series B Stock shall be pro rata based upon the number of shares of Series C Stock or Series B Stock, as applicable, requested to be redeemed by each Requesting Holder thereof, subject to the twenty-five percent (25%) limitation set forth in Section A.5(a) hereof, if applicable, and any shares of Series C Stock or Series B Stock, as applicable, not redeemed shall be redeemed, at the holder’s election, on any date following such Redemption Date on which the Corporation may lawfully redeem such shares, again subject to such twenty-five percent (25%) limitation, if applicable.  The Corporation shall redeem (unless otherwise legally prohibited) the shares of Series C Stock or Series B Stock, as applicable, being redeemed by each Requesting Holder on the Redemption Date and the Corporation shall promptly advise each Requesting Holder of such Redemption Date or of the relevant facts applicable thereto preventing such redemption.  Upon redemption of only a portion of the number of shares covered by a Series C or Series B Stock certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series C or Series B Stock certificate, as applicable, at the expense of the Corporation, a new certificate covering the number of shares of Series C Stock or Series B Stock representing the unredeemed portion of such Series C or Series B Stock certificate, as applicable, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

(d)                                 Shares of the Series C Stock and Series B Stock are not subject to or entitled to the benefit of any sinking fund.

6.                                      Voting.

(a)                                 In addition to any other rights provided for herein or by law, the Series A Stockholders, the holders of Other Parity Stock (to the extent such Other Parity Stock is convertible into Common Stock), the Series B Stockholders, the Series C Stockholders and the holders of Other Senior Stock (to the extent such Other Parity Stock is convertible into Common Stock) shall be entitled to vote, together with the holders of Common Stock (the “Common Stockholders”) as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.  In any such vote, each share of such preferred stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of such preferred stock is then convertible, rounded up to the nearest one-tenth of a share.

(b)                                 In addition to the rights specified in Section A.6(a), the holders of a majority in voting power of the Series C Stock and Series B Stock, voting together as a separate class, shall have the exclusive right to elect three (3) members of the Board of Directors of the Corporation (the “Preferred Directors”).  In any election of Preferred Directors pursuant to this Section A.6(b), each Series C Stockholder and Series B Stockholder shall be entitled to a number of votes (determined as set forth in the second sentence of Section A.6(a) hereof) for each share of Series C Stock and Series B Stock, as applicable, held, and no Series C Stockholder or Series B Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share.  The exclusive voting right of the Series C Stockholders and Series B Stockholders, contained in this Section A.6(b), may be exercised at a special meeting of the Series C Stockholders and Series B Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series C Stockholders and Series B Stockholders in lieu of a meeting.  The Preferred Directors elected pursuant to this Section A.6(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified.  Two of the Preferred Directors shall have the right to sit on each committee of the Board of Directors.

(c)                                  A vacancy in the directorships to be elected by the Series C Stockholders and Series B Stockholders (including any vacancy created on account of an increase in the number of directors on the Board of Directors), pursuant to Section A.6(b), may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of (A) the holders of at least a majority in voting power of the Series C Stock and Series B Stock, voting together as a separate class, or (B) the remaining director(s) elected by the Series C Stockholders and Series B Stockholders.

(d)                                 The Corporation shall not, directly or indirectly, through a subsidiary, by amendment, merger, consolidation or otherwise, without the affirmative approval of the holders of shares representing at least a majority of the voting power of the Series C Stock and Series B Stock, voting together as a separate class, then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting timely and specific notice shall have been given to each holder of such Series C Stock and Series B Stock, as applicable, in the manner provided in the By-laws of the Corporation: (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its or any subsidiary’s properties or assets (ii) purchase, lease or otherwise acquire all or substantially all of the assets of another entity; (iii) except as otherwise required by this Certificate of Incorporation, declare or pay any dividend or make any distribution with respect to shares of capital stock or securities of the Corporation (whether in cash, shares of capital stock or other securities or property); (iv) except as otherwise required by this Certificate of Incorporation, make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation or any subsidiary, or distribute to Common Stockholders shares of the Corporation’s capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock) other than the repurchase of shares of Common Stock issued pursuant to any equity incentive plan of the Corporation for terminated employees or consultants but not Common Stockholders or under a stock restriction agreement that is approved by the Board of Directors (including the approval of a majority of the Preferred Directors) or on other terms approved by the Board of Directors (including the approval of a majority of the Preferred Directors); (v) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities; (vi) voluntarily dissolve, liquidate or wind-up or carry out any partial Liquidation or distribution or transaction in the nature of a partial Liquidation or distribution; (vii) in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series C Stock or Series B Stock or reclassify any shares of the Corporation’s capital stock; (viii) take any action to cause any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation or the By-laws of the Corporation; (ix) except for the issuance of capital stock or other securities constituting shares of Excluded Stock (as defined in Section A.7(d)(ii) below), authorize, designate, create, issue or agree to issue any equity or debt security of the Corporation or any subsidiary or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation; (x) increase or decrease the authorized number of the members of the Board of Directors; (xi) participate or allow any subsidiary to participate in any line of business other than the business that is proposed as of the date of filing of this Certificate of Incorporation; or (xii) incur any indebtedness for borrowed money by the Corporation or any subsidiary in excess of $500,000.

7.                                      Conversion.

(a)                                 Any Preferred Stockholder shall have the right, at any time or from time to time, to convert any or all of its shares of any series of Preferred Stock into that number of fully paid and nonassessable shares of Common Stock for each share of such series of Preferred Stock so converted equal to the quotient of the applicable Original Purchase Price for such series of Preferred Stock divided by the Conversion Price (as defined in Section A.7(e) hereof) for such series of Preferred Stock, as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.7(d) hereof.

(b)                                 Any Preferred Stockholder who exercises the right to convert shares of Preferred Stock into shares of Common Stock, pursuant to this Section A.7, shall be entitled to payment of all accrued dividends, if any, pursuant to Section A.3 hereof, whether or not declared and all declared but unpaid dividends payable with respect to such Preferred Stock pursuant to Section A.3(a) herein, up to and including the Conversion Date (as defined in Section A.7(b)(ii) hereof).

(i)                                     Any Preferred Stockholder may exercise the right to convert shares of Preferred Stock into shares of Common Stock pursuant to this Section A.7 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

(ii)                                  Each Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(iii)                               As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.7(d) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

(iv)                              The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

(v)                                 Upon conversion of only a portion of the number of shares covered by a Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Preferred Stock representing the unconverted portion of the Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

(c)                                  If a Preferred Stockholder shall surrender more than one share of any series of Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such series of Preferred Stock so surrendered.

(d)                                 No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.7(e)(vii) hereof.

(e)                                  For all purposes of this Part A, the “Conversion Price” with respect to any series of Preferred Stock shall be equal to the Original Purchase Price with respect to such series of Preferred Stock, subject to adjustment from time to time as follows:

(i)                                     Subject to Section A.7(e)(ii) below, if the Corporation shall, at any time or from time to time after the Series C Applicable Issuance Date (as defined in Section A.8 hereof), issue or sell any shares of Common Stock (which term, for purposes of this Section A.7(e)(i), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Preferred Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as hereinafter defined)), for a consideration per share less than the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of such Common Stock or other securities (a “Dilutive Issuance”), the Conversion Price for such series of Preferred Stock in effect immediately prior to each such Dilutive Issuance shall automatically be lowered to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options and warrants or otherwise under Section A.7(e)(i)(D)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the Common Stock or other securities so issued would purchase at such Conversion Price as in effect immediately prior to such Dilutive Issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options or otherwise under Section A.7(e)(i)(D)) plus the number of shares of Common Stock or other securities so issued.  For the purposes of any adjustment of the Conversion Price pursuant to this Section A.7(e)(i), the following provisions shall be applicable:

(A)                               In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor plus the value of any property other than cash received by the Corporation, determined as provided in Section A.7(e)(i)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.7(e)(i)(C) hereof.

(B)                               In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section A.7(e)(vii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.7(e)(i)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.7(e)(i)(C) hereof.

(C)                               In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of such Common Stock (or the aggregate stated value if such Common Stock has no par value).

(D)                               In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities:

(I)                                   the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof);

(II)                              the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof);

(III)                         if there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Conversion Price shall automatically be readjusted in proportion to such change; and

(IV)                          upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have been obtained had such options, rights or convertible or exchangeable securities not been issued.

(ii)                                  “Excluded Stock” shall mean:

(A)                               Common Stock reserved by the Corporation for issuance upon the conversion of any shares of Preferred Stock.

(B)                               Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under the an equity incentive plan of the Corporation or other agreements that have been approved in form and in substance by the holders of a majority of the voting power of the shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class, calculated in accordance with Section A.6(a) of Article III herein (including, in such calculation, any outstanding Restricted Shares held by such holders) or by the Board of Directors (including a majority of the Preferred Directors), and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers, rights of first offer in favor of the Corporation and restricted stock grants to directors, employees or consultants as approved by the Board of Directors of the Corporation.

(C)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock.

(D)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to banks or lenders in connection with debt financings or landlords in connection with real estate lease transactions, provided that each such issuance is approved by the Board of Directors (including a majority of the Preferred Directors).

(E)                                Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions including the Corporation and other entities, provided that each such transaction and related issuance is approved by the Board of Directors (including a majority of the Preferred Directors).

(F)                                 Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, purchase of substantially all assets or otherwise in which the Corporation, or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired entity or the resulting entity after such transaction, so long as approved by the Board of Directors (including a majority of the Preferred Directors).

(G)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock), the issuance of which is approved by the holders of at least a majority of the voting power of then outstanding shares of Series C Stock and Series B Stock, voting together as a separate class, with such approval expressly waiving the application of the anti-dilution provisions of this Section A.7 as a result of such issuance.

(H)                              The sale and issuance of shares of (i) Series A Stock pursuant to the Series A Issuance Agreement, dated as of January 3, 2011, by and between the Corporation and the stockholder named therein, as amended and in effect from time to time, (ii) Series B Stock pursuant to the Series B Convertible Redeemable Preferred Stock Purchase Agreement, dated as of January 3, 2011, by and between the Corporation and the stockholders named therein, as amended and in effect from time to time, and (iii) Series C Stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 16, 2015, by and among the Corporation, Leap Acquisition Subsidiary, Inc. and GITR Inc. (the “Merger Agreement”).

(iii)                               If the number of shares of Common Stock outstanding at any time after the Series C Applicable Issuance Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price applicable to each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(iv)                              If, at any time after the Series C Applicable Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price applicable to each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(v)                                 In the event, at any time after the Series C Applicable Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than any consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person (any such transaction, an “Extraordinary Transaction”), then the Corporation shall provide appropriate adjustment to the Conversion Price with respect to each series of Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction (and excluding any Preferred Stock redeemed pursuant to Section A.4(e) hereof in connection therewith) such that each share of such series of Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction (other than the shares redeemed pursuant to Section A.4(e) hereof) shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the entity resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of such series of Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section A.7(e)(v) shall similarly apply to successive Extraordinary Transactions.

(vi)                              All calculations under this Section A.7(e) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

(vii)                           For the purpose of any computation pursuant to Section A.7(d) hereof or this Section A.7(e), the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive Business Days ending on the fifth (5th) Business Day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-Business-Day period) as follows:

(A)                               If the Common Stock is listed or admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(B)                               If the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such day.

(C)                               If the Common Stock is not at the time quoted on the NASDAQ, then such price shall be equal to the last reported bid and asked prices on such day as reported by the OTC Bulletin Board, or any similar reputable quotation and reporting service, if such quotation is not reported by the OTC Bulletin Board.

(D)                               If the Common Stock is not traded in such manner that the quotations referred to in this Section A.7(d)(vii) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board of Directors.

(viii)                        In any case in which the provisions of this Section A.7(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.7(d)(ii) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(ix)                              If a state of facts shall occur that, without being specifically controlled by the provisions of this Section A.7, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(f)                                   Whenever the Conversion Price for any series of Preferred Stock shall be adjusted as provided in Section A.7(e) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of the transfer agent for such series of Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its President or Chief Executive Officer and by its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price for such series of Preferred Stock that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each Preferred Stockholder at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.7(g) hereof.

(g)                                  In the event the Corporation shall propose to take any action of the types described in Section A.7(e)(i), (iii), (iv) or (v) hereof, or any other Event of Sale, the Corporation shall give notice to each Preferred Stockholder in the manner set forth in Section A.7(f) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price for each series of Preferred Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of each series of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

(h)                                 The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Preferred Stockholder in respect of which such shares of Preferred Stock are being issued.

(i)                                     The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

(j)                                    All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

(k)                                 Upon the consummation of a firm commitment underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933, pursuant to which (i) Common Stock is offered to the public at a price of at least $3.00 per share (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences affecting the Common Stock from and after the Series C Applicable Issuance Date), (ii) the net proceeds to the Corporation are at least $30,000,000, and (iii) the Common Stock is listed on a national securities exchange, each share of Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such firm commitment public offering and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which such share of Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock. The holder of any shares of Preferred Stock converted into Common Stock pursuant to this Section A.7(k) shall be entitled to payment of all accrued but unpaid dividends, whether or not declared, payable on or with respect to such shares up to and including the date of the closing of such public offering which shall be deemed the Conversion Date for purposes of this Section A.7(k).

(l)                                     The holders of at least a majority of the voting power of the shares of Series C Stock and Series B Stock then outstanding, voting together as a separate class, shall have the right to elect to convert all outstanding shares of Preferred Stock (“Conversion Vote”). The exclusive voting right contained in this Section A.7(l) may be exercised at a special meeting of the Series C Stockholders and Series B Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series C Stockholders and Series B Stockholders in lieu of a meeting. Upon such Conversion Vote, each share of Preferred Stock then outstanding shall, by virtue of such vote and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Preferred Stock would be convertible if such conversion were to occur at the time of the Conversion Vote. The holder of any shares of Preferred Stock converted into Common Stock pursuant to this Section A.7(l) shall be entitled to payment of all accrued but unpaid dividends, whether or not declared, payable on or with respect to such shares up to the date of the Conversion Vote which shall be deemed the Conversion Date for purposes of this Section A.7(l).

8.                                      Definitions. As used in Section A of this Certificate of Incorporation, the following terms shall have, the corresponding meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or public holiday in the state where the principal executive office of the Corporation is located.

“Exchange Stock” shall mean any Other Senior Stock into which any of the Series C Stock or Series B Stock is exchanged or converted, in a single transaction or a series of related transactions.

“Original Issuance Date” shall mean (i) with respect to the Series C Stock, the effective date of the merger contemplated by the Merger Agreement (as defined in A.7.(e)(ii)(H) above)  (the “Merger Effective Date”), (ii) with respect to a share of Series B Stock, the date of first issuance by the Corporation of such share of Series B Stock, and (iii) with respect to a share of Series A Stock, the date of first issuance by the Corporation of such share of Series A Stock.

“Original Purchase Price” shall mean, (i) with respect to the Series C Stock, [$2.39] per share, (ii) with respect to the Series B Stock, $1.00 per share, and (iii) with respect to the Series A Stock, $1.00 per share, subject to, in the case of each of the foregoing clauses (i)-(iii), Proportional Adjustment for all purposes other than Section A.7(e) hereof.  For purposes of determining the Conversion Price of any series of Preferred Stock pursuant to Section A.7(e) hereof, the Original Purchase Price of such series of Preferred Stock shall not be subject to Proportional Adjustment, and such Conversion Price shall be subject to adjustment from time to time in accordance with the provisions of Section A.7(e) hereof.

“Other Parity Stock” shall mean any capital stock of the Corporation (whether currently authorized, created or issued or that may be authorized, created or issued at any time or from time to time in the future) that ranks pari passu with the Series A Stock with respect to dividends or upon Liquidation.

“Other Senior Stock” shall mean any capital stock of the Corporation (whether currently authorized, created or issued or that may be authorized, created or issued at any time or from time to time in the future) that ranks senior and prior to the Series A Stock with respect to dividends or upon Liquidation.

“Proportional Adjustment” shall mean a proportionate and equitable adjustment made to the Original Purchase Price of any series of Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such series of Preferred Stock.

“Series C Applicable Issuance Date” shall mean the Merger Effective Date.

9.                                      No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued by the Corporation.

10.                               Waiver.  Any of the rights, powers, preferences and other terms of the Series A Stock set forth herein may be waived on behalf of all holders of Series A Stock by the affirmative written consent or vote of all of the holders of Series A Stock.  Any of the rights, powers, preferences and other terms of the Series B Stock set forth herein may be waived on behalf of all holders of Series B Stock by the affirmative written consent or vote of all of the holders of Series B Stock.  Any of the rights, powers, preferences and other terms of the Series C Stock set forth herein may be waived on behalf of all holders of Series C Stock by the affirmative written consent or vote of all of the holders of Series C Stock.

PART B.                                                COMMON STOCK

1.                                      In General.  The powers, terms, conditions and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Common Stock, shall be as set forth in this Part B. The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of the Preferred Stock) by the affirmative vote of the holders of the majority of the voting power of the Preferred Stock and Common Stock of the Corporation entitled to vote, voting together as a single class pursuant to Section A.6(a) of Article III hereof, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law. The affirmative vote of the holders of shares of Common Stock, voting alone as a class, will not be required in connection therewith.

2.                                      Voting. Except as provided in this Certificate of Incorporation or by applicable law, each Common Stockholder shall be entitled to one vote only for each share of Common Stock held of record on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

3.                                      Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation or otherwise, the right to receive ratably and equally, together with the holders of the Preferred Stock and the holders of outstanding shares of any other class or series of stock having such rights, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the affairs of the Corporation as provided herein.

ARTICLE IV
Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, DE 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE V
Board of Directors

1.                                      Constitution. Subject to the provisions of Section A.6(d)(x) of Article III hereof, the entire Board of Directors of the Corporation shall consist of not in excess of five (5) persons, three (3) of whom shall be Preferred Directors, as defined in Section A.6(b) of Article III hereof, and two (2) of whom shall be elected by a majority vote of all holders of capital stock of the

Corporation, voting together as a single class, pursuant to Section A.6(a) of Article III hereof.  Unless and except to the extent that the By-laws of the Corporation otherwise require, the election of directors of the Corporation need not be by written ballot.

2.                                      Powers. The management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation. Without limiting the foregoing, the Corporation shall not take any of the following actions without the approval of the Board of Directors, including the approval of a majority of the Preferred Directors:

(a)                                 Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s or any of its subsidiary’s assets or properties.

(b)                                 Purchase, lease or otherwise acquire all or substantially all of the assets of another entity.

(c)                                  Except as otherwise required by this Certificate of Incorporation, declare or pay any dividend or make any distribution shares of capital stock or securities of the Corporation (whether in cash, shares of capital stock or other securities or property).

(d)                                 Except as otherwise required by this Certificate of Incorporation, make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation or any subsidiary, or distribute to Common Stockholders shares of the Corporation’s capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock) other than the repurchase of shares of Common Stock issued pursuant to any equity incentive of the Corporation for terminated employees or consultants, but not Common Stockholders or under a stock restriction agreement that is approved by the Board of Directors, including the approval of a majority of the Preferred Directors, or on other terms approved by the Board of Directors, including the approval of a majority of the Preferred Directors.

(e)                                  Merge or consolidate with or into or permit any subsidiary to merge or consolidate with or into any other corporation or corporations or other entity or entities.

(f)                                   Voluntarily dissolve, liquidate, wind-up or carry out any partial Liquidation or distribution or transaction in the nature of a partial Liquidation or distribution.

(g)                                  Alter or change the designations, powers, preferences or rights of any series of Preferred Stock.

(h)                                 Amend, alter or repeal any of the provisions of this Certificate of Incorporation or the By-laws of the Corporation or any of its subsidiaries except as set forth in Article VIII hereof.

(i)                                     Except for the issuance of capital stock or other securities constituting shares of Excluded Stock, authorize, designate, reclassify, create, issue or agree to issue any equity or debt security of the Corporation or any of its subsidiaries, or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation (except that the approval of the Preferred Directors shall not be required for the issuance of Excluded Stock).

(j)                                    Adopt, approve, amend or modify (except for immaterial changes) any stock option plan, stock option agreement, restricted stock purchase agreement or stock restriction agreement entered into between the Corporation and its employees, officers, directors, consultants and/or independent contractors.

(k)                                 Accelerate the vesting schedule or exercise date of any such options or in any such stock option agreement, restricted stock purchase agreement or stock restriction agreement or waive or modify the Corporation’s repurchase rights with respect to any shares of the Corporation’s stock issuable pursuant to any restricted stock purchase agreement, stock option agreement or stock restriction agreement.

(l)                                     Grant any stock options with an exercise price per share that is less than the fair market value of such share on the date of such grant (as determined by the Board of Directors of the Corporation) or issue or sell capital stock of the Corporation pursuant to restricted stock awards or restricted stock purchase agreements at a price per share less than the fair market value of such share on the date of such issuance or sale (as determined by the Board of Directors of the Corporation);

(m)                             Enter into any financing arrangement in excess of $500,000 including, without limitation, loan agreements, credit lines, letters of credit, capitalized leases or any capital expenditure.

(n)                                 Enter into or become subject to any agreement which restricts or purports to restrict the Corporation from engaging or otherwise competing in any material aspect of its business anywhere in the world, or which otherwise limits the business in which the Corporation may engage or compete.

(o)                                 Take any action or enter into any other transaction outside the ordinary course of business or effect any material change in the conduct or operation of the Corporation’s business.

(p)                                 Participate or allow any subsidiary to participate in any line of business other than the line of business described in the Schedules to the Stock Purchase Agreement.

(q)                                 Appoint, terminate or remove the Chief Executive Officer or President or the Chief Financial Officer, Treasurer or Vice President-Finance.

(r)                                    Adjust the compensation of key management personnel.

(s)                                   Make any loans or guarantees.

(t)                                    Sell, transfer, license or any disposition of any intellectual property rights of the Corporation.

(u)                                 Adopt the annual budget of the Corporation.

(v)                                 Incur any indebtedness for borrowed money by the Corporation or any subsidiary in excess of $500,000.

ARTICLE VI
By-laws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to the provisions of Section A.6 of Article III hereof.

ARTICLE VII
Perpetual Existence

The Corporation is to have perpetual existence.

ARTICLE VIII
Amendments and Repeal

Except as otherwise specifically provided in this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

ARTICLE IX
Compromises and Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the Delaware General Corporation

Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X
Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director:

(a)                                 for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b)                                 for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c)                                  under Section 174 of the General Corporation Law of the State of Delaware; or

(d)                                 for any transaction from which the director derived improper personal benefit.

No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in this Article X, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on December 10, 2015.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	Chief Financial Officer, Treasurer and Secretary

[Signature Page to Amended and Restated Certificate of
Incorporation of Leap Therapeutics, Inc.]